EXHIBIT 4(j)

                          PRUCO LIFE INSURANCE COMPANY
                       2999 NORTH 44TH STREET, SUITE 250
                             PHOENIX, ARIZONA 85014

             GUARANTEED MINIMUM PAYMENTS BENEFIT SCHEDULE SUPPLEMENT

Annuity Number:  [XXXXXXX]

Effective Date of the Rider:  [February 15, 2006]

Roll-Up Rate:  [5]%

Date We Stop Increasing the Roll-Up Value: [The tenth anniversary of the Effective Date of the Rider]

Ratchet Value Measuring Dates: [Each of the first ten anniversaries of the Annuity's Issue Date after the Effective Date of the Rider]

Annual Income Percentage:  [5]%

Annual Withdrawal Percentage:  [7]%

Step-Up Waiting Period: [[3] years from the later of the date of the first withdrawal or the date of the most recent step-up]

Minimum Guarantee Payment:  [$100]

Annuity Payment Table: [The Annuity Payment Table below is used to compute the minimum annual amount of a life annuity payment with 5 payments certain per $1,000 applied. We used the Annuity 2000 Mortality Table, less two years, with projected mortality improvements (modified Scale G), and an interest rate of 3% per year in preparing the Annuity Payment Table.

   Age      Male         Female        Unisex         Age      Male          Female       Unisex
   50       $  45.16     $  42.52      $  43.06        75      $  82.13      $  74.48     $  76.00
   55          49.00        45.76         46.42        80         98.01         89.91        91.52
   60          54.01        50.01         50.82        85        117.86        110.78       112.20
   65          60.77        55.70         56.72        90        140.50        135.96       136.88
   70          69.95        63.49         64.78        95        163.30        160.31       160.93

The factors in the Annuity Payment Table are based on the Annuitant's Adjusted Age and sex. The Adjusted Age is the Annuitant's age last birthday prior to the date on which the first Annuity payment is due, adjusted as shown in the "Translation of Adjusted Age Table" below.

------------------------------------------------------------------------------------------------------------
    Calendar Year in                                          Calendar Year in
    Which First Payment                                       Which First Payment
    Is Due                         Adjusted Age               Is Due                         Adjusted Age
------------------------------------------------------------------------------------------------------------
     Prior to 2010                 Actual Age                  2050 through 2059             Actual Age minus 5
     2010 through 2019             Actual Age minus 1          2060 through 2069             Actual Age minus 6
     2020 through 2029             Actual Age minus 2          2070 through 2079             Actual Age minus 7
     2030 through 2039             Actual Age minus 3          2080 through 2089             Actual Age minus 8
     2040 through 2049             Actual Age minus 4          2090 through 2099             Actual Age minus 9]

Charge for the Rider:  [The daily equivalent of an annual rate of [0.60]%]